Exhibit 99.1

Investor Relations Contact:
Ed McGregor
Sigma Designs, Inc.
Tel: (646) 259-2999
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS FOURTH QUARTER
AND FISCAL 2011 RESULTS

MILPITAS, CA., MARCH 2, 2011 — Sigma Designs®, Inc. (NASDAQ: SIGM) (“Sigma”), a leading provider of highly integrated system-on-chip, or SoC, solutions used to deliver multimedia entertainment throughout the home, today reported financial results and business highlights for its fourth quarter and fiscal year ended January 29, 2011.

Net revenue for the fourth quarter of fiscal 2011 was $70.6 million, down $7.2 million, or 9%, from $77.8 million reported in the previous quarter and up $2.5 million, or 4%, from $68.1 million reported for the same period last year.  Net revenue for fiscal 2011 was $286.9 million, up $80.8 million or 39%, from $206.1 million reported for the previous year.

GAAP net income for the fourth quarter of fiscal 2011 was $2.5 million, or $0.08 per diluted share.  This compares to GAAP net income of $5.1 million, or $0.16 per diluted share, for the previous quarter and a net loss of $2.8 million, or ($0.09) per diluted share, in the same period last year.  GAAP net income for fiscal 2011 was $9.1 million, or $0.29 per diluted share, compared to $2.5 million, or $0.09 per diluted share, for the previous year.

At the end of fiscal 2011, cash, cash equivalents and marketable securities totaled $179 million, or $5.66 per share outstanding, an increase of $31 million, or $0.87 per share outstanding compared to the beginning of the fiscal year.  This increase was primarily generated by income from Sigma’s operating activities.

Non-GAAP net income for the fourth quarter of fiscal 2011 was $10.1 million, or $0.32 per diluted share.  This compares to non-GAAP net income of $13.0 million, or $0.41 per diluted share, for the previous quarter and non-GAAP net income of $11.3 million, or $0.37 per diluted share during the same period one year ago.  Non-GAAP adjustments for the fourth quarter consisted of $4.6 million in amortization expense for acquired intangibles related to acquisitions and $3.1 million in non-cash stock-based compensation expenses.  The reconciliation between GAAP and non-GAAP net income (loss) for all referenced periods is provided in a table immediately following the GAAP financial tables below.

Non-GAAP net income for fiscal 2011 was $40.6 million, or $1.28 per diluted share, compared to $30.6 million, or $1.08 per diluted share, for the previous year.

Management Comment

“We reported over $70 million in revenue for the fourth quarter, matching the guidance provided at last quarter’s earnings call.  This 9% fourth quarter decrease in revenue was the result of moderate declines in three of our market segments, namely IPTV, Connected Home Technologies and VXP video processors.  In the larger context, we believe that this revenue decline is more than offset by the strategic gains that were made this quarter.  Our key strategic gains include the launch of a new premium line of differentiated media processors starting with the SMP8910, the extension of our value line of media processors with the SMP8670, and the successful demonstration of our new CG5110 which positions us as the technology leader for G.hn all-wire connectivity solutions.  Moving forward, we are continuing to pursue major design wins in our current market segments with special initiatives for penetrating the hybrid IP Cable set-top box market, developing powerline accounts and the increased adoption of Z-Wave based home control solutions,” stated Thinh Tran, chairman and chief executive officer, Sigma Designs.

Fourth Quarter Highlights

•
We announced the SMP8910, the first chip to integrate VXP studio quality video processing and highly flexible 3D video processing into a high-performance media processor forming the genesis of our premium line of set-top box media processors.

•
We demonstrated Sigma’s new SMP8670, which gives OEMs and ODMs a compelling solution for connected media players with 40% more performance 30% less power consumption, and lower overall BOM costs compared to its predecessor.

•
We announced support for five exciting new TV development environments: Adobe® AIR® for TV, the Espial Browser with support for Adobe Flash® Player, a Hardware Accelerated Open GL ES 3D UI Framework, Skype TV HD video conferencing, and XBMC (XBMC Media Center) for delivering easy access to Internet-based video content and games.

•	We announced that our SMP8652 Secure Media Processor™ is being used inside Verismo’s Broadband TV set top box and overall we continue to see high interest in our low cost thin client solutions.
•
We were the first to announce and demonstrate a working G.hn solution, the CG5110 G.hn chipset.  This solution delivers substantially higher performance than every wired home entertainment networking solution on the market today.

•	We announced that our HomePlug AV® with ClearPath™ technology has won the TV Innovation Award in the category of “Home Networking, in addition to two other recent awards.

Investor Conference Call

The conference call relating to Sigma’s fourth quarter fiscal 2011 results will take place following this announcement at 5:00 PM ET today, March 2, 2011.  Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/IR or www.earnings.com.  Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.  To listen to the live call, please go to the website at least 10 minutes early to register and download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call via the internet through www.sigmadesigns.com/IR or www.earnings.com.  The audio replay will be available for one week after the call.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income, which excludes amortization of acquired intangibles and developed technologies, stock-based compensation and the mark-up from cost to fair market value of sold inventory acquired from purchased companies and, with respect to the third and fourth quarters of fiscal 2010, acquisition-related expenses and, with respect to the first quarter of fiscal 2010, the expense resulting from the write-off of the deferred tax asset due to the change in California tax laws.  Sigma believes that its non-GAAP net income provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports.  As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis.  The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures.  For example, Sigma’s management has no control over certain variables that have a major influence in the determination of stock-based compensation such as the volatility of its stock price and changing interest rates.  Sigma believes that all of these excluded expenses do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of Sigma’s activities.  Sigma’s non-GAAP net income is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding potential opportunities emerging for Sigma’s strategic initiatives, anticipated features and benefits of Sigma’s new products, and the potential impact of special initiatives for penetrating the hybrid IP Cable set-top box industry, developing powerline accounts and the increased adoption of Z-Wave based home control solutions.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that, upon completion of further closing procedures, that the financial results for the fourth quarter and fiscal 2011 are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, connected home technologies, connected media player and prosumer and industrial audio/video markets in general, the ramp in demand from Sigma’s set-top box and telecommunication customers, Sigma’s ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of Sigma’s SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes or consumer products.  Other risk factors are detailed from time to time in Sigma’s SEC reports, including Sigma’s quarterly report on Form 10-Q as filed December 7, 2010.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs is a leading fabless semiconductor provider of highly integrated system-on-chip (SoC) solutions that are used to deliver entertainment and control throughout the home.  SoC solutions include media processing, wired and wireless networking, video image processing and home control along with system software to form the critical components of consumer electronic products that include internet protocol TV (IPTV) set-top boxes and gateways, Blu-ray players and media communication devices.  Headquartered in Milpitas, California, Sigma Designs has offices in the United States,  Europe, Hong Kong, Israel, Japan, Singapore and Taiwan and sales representatives in Brazil, China, India, Korea and Russia.  For more information, please visit Sigma Designs' web site at www.sigmadesigns.com.

###

SIGMA DESIGNS, INC.
PRELIMINARY UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(GAAP)
(In thousands)

	January 29,	January 30,
	2011	2010
Assets

Current Assets:
Cash and cash equivalents	$72,732	$81,947
Short-term marketable securities	47,482	51,176
Restricted cash	1,616	1,500
Accounts receivable, net	31,348	36,127
Inventories	37,714	18,187
Deferred tax assets	4,670	2,235
Prepaid expenses and other current assets	7,493	8,925
Total current assets	203,055	200,097

Long-term marketable securities	57,308	13,257
Software, equipment and leasehold improvements, net	28,392	23,810
Goodwill	44,910	44,910
Intangible assets, net	107,628	125,568
Deferred tax assets, net of current portion	13,051	11,575
Long-term investments	4,300	4,000
Other non-current assets	595	680

Total assets	$459,239	$423,897

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$15,650	$10,943
Accrued liabilities	24,209	23,164
Total current liabilities	39,859	34,107

Other long-term liabilities	21,339	20,968
Total liabilities	61,198	55,075

Shareholders’ equity	398,041	368,822

Total liabilities and shareholders' equity	$459,239	$423,897

SIGMA DESIGNS, INC.
PRELIMINARY UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GAAP)
(In thousands, except per share data)

	Three months ended			Fiscal year ended
	January 29, 2011	October 30, 2010	January 30, 2010	January 29, 2011	January 30, 2010
Net revenue	$70,605	$77,805	$68,093	$286,915	$206,083

Cost of revenue	35,708	39,192	40,096	146,271	114,381
Gross profit	34,897	38,613	27,997	140,644	91,702
Gross margin percent	49.4%	49.6%	41.1%	49.0%	44.5%

Operating expenses:
Research and development	20,205	20,484	17,682	77,270	52,644
Sales and marketing	8,689	8,357	7,436	31,712	17,617
General and administrative	4,712	4,781	6,021	18,745	18,240
Total operating expenses	33,606	33,622	31,139	127,727	88,501

Income (loss) from operations	1,291	4,991	(3,142)	12,917	3,201
Interest and other income (expense), net	580	425	296	(3,020)	1,906

Income (loss) before income taxes	1,871	5,416	(2,846)	9,897	5,107
Provision for (benefit from) income taxes	(601)	351	(57)	750	2,652

Net income (loss)	$2,472	$5,065	$(2,789)	$9,147	$2,455

Net income (loss) per share:
Basic	$0.08	$0.16	$(0.09)	$0.29	$0.09
Diluted	$0.08	$0.16	$(0.09)	$0.29	$0.09

Shares used in computing net income (loss) per share:
Basic	31,479	31,327	30,344	31,245	27,597
Diluted	32,099	31,646	30,344	31,732	28,235

SIGMA DESIGNS, INC.
RECONCILIATION OF PRELIMINARY GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended			Fiscal year ended
	January 29, 2011	October 30, 2010	January 30, 2010	January 29, 2011	January 30, 2010
GAAP net income (loss)	$2,472	$5,065	$(2,789)	$9,147	$2,455

Items reconciling GAAP net income (loss) to non-GAAP net income:

Included in cost of revenue:
Amortization of acquired developed technologies	(2,587)	(2,586)	(2,462)	(10,350)	(4,610)
Mark-up on purchased inventory sold during the period	---	(52)	(4,620)	(538)	(5,385)
Stock-based compensation	(129)	(159)	(105)	(560)	(359)
Total related to cost of revenue	(2,716)	(2,797)	(7,187)	(11,448)	(10,354)

Included in operating expenses:
Research and development:
Amortization of acquired intangibles	(11)	---	---	(11)	(19)
Stock -based compensation	(1,557)	(1,806)	(1,700)	(6,745)	(5,333)
Sales and marketing:
Stock -based compensation	(569)	(541)	(759)	(2,094)	(1,861)
Amortization of acquired Intangibles	(1,995)	(1,996)	(1,845)	(7,981)	(2,103)
General and administrative:
Stock -based compensation	(796)	(824)	(677)	(3,178)	(1,240)
Acquisition expenses	---	---	(1,896)	---	(3,651)
Total related to operating expenses	(4,928)	(5,167)	(6,877)	(20,009)	(14,207)

Write-off of deferred tax asset	---	---	---	---	(3,540)

Net effect of non-GAAP adjustments	(7,644)	(7,964)	(14,064)	(31,457)	(28,101)

Non-GAAP net income	$10,116	$13,029	$11,275	$40,604	$30,576

Non-GAAP net income per diluted share	$0.32	$0.41	$0.37	$1.28	$1.08